CENTURION MINES CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED FINANCIAL STATEMENTS

                         SEPTEMBER 30, 1996 AND 1995

                                     F-1
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                              C O N T E N T S



      Independent Auditors' Report.. . . . . . . . . . . .  . F-3

      Consolidated Balance Sheets. . . . . . . . . . . . . .. F-4

      Consolidated Statements of Operations.. . . . . . . . ..F-6

      Consolidated Statements of Stockholders' Equity. .  . . F-7

      Consolidated Statements of Cash Flows. . . . . . . .. .F-10

      Notes to the Consolidated Statements. . . . . . . .  . F-12



                                F-2
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<AUDIT REPORT>

                     INDEPENDENT AUDITORS' REPORT



To the Board of Directors
Centurion Mines Corporation and Subsidiaries
Salt Lake City, Utah


We have audited the accompanying consolidated balance sheets of Centurion Mines Corporation and Subsidiaries as of September 30, 1996 and 1995 and the related consolidated statements of operations, cash flows and stockholders' equity for the years ended September 30, 1996, 1995 and 1994. These consol-idated financial statements are the responsibility of the Company's manage-ment. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing stan-dards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the over-all financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above pre-sent fairly, in all material respects the financial position of Centurion Mines Corporation and Subsidiaries as of September 30, 1996 and 1995 and the results of their operations and their cash flows for the years ended Septem-ber 30, 1996, 1995 and 1994 in conformity with generally accepted accounting principles.


Jones, Jensen & Company
October 28, 1996

</AUDIT REPORT>
                                   F-3
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                CENTURION MINES CORPORATION AND SUBSIDIARIES
                        Consolidated Balance Sheets

                                  ASSETS
                                  ------

                                              September 30,
                                       -------------------------
                                          1995            1994
                                       ----------     ----------
CURRENT ASSETS
Cash                                   $  133,556     $   17,510
Accounts receivable                         5,000          5,000
Accounts receivable - related
 parties (Note 10)                         28,842        197,839
Prepaid mining leases                      76,578         89,747
Marketable securities (Note 6)            150,000           -
                                       ----------     ----------
   Total Current Assets                   393,976        310,096
                                       ----------     ----------
MINERAL PROPERTIES (Note 3)             8,849,485      7,974,092
                                       ----------     ----------
PROPERTY AND EQUIPMENT (Note 2)
Furniture and office equipment            240,717        215,530
Field equipment                           441,756        314,513
Leasehold improvements                      8,845          8,845
Vehicles                                  125,151        100,220
Leased automobiles and equipment           84,620           -
Less - accumulated depreciation
  and amortization                       (385,412)      (270,716)
                                       ----------     ----------
Total Property and Equipment              515,677        368,392
                                       ----------     ----------
OTHER ASSETS                               11,190          5,890
                                       ----------     ----------
TOTAL ASSETS                           $9,770,328     $8,658,470
                                       ==========     ==========

The accompanying notes are an integral part of these consolidated financial statements.

                                  F-4
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                CENTURION MINES CORPORATION AND SUBSIDIARIES
                        Consolidated Balance Sheets

                    LIABILITIES AND STOCKHOLDERS' EQUITY

                                              September 30,
                                       -------------------------
                                          1995            1994
                                       ----------     ----------

CURRENT LIABILITIES
Accounts payable                      $   206,622     $  216,649
Accrued expenses                           45,587         11,818
Payable to related party (Note 10)          6,074           -
Advances from shareholder (Note 10)         6,561         33,400
Leases payable-current portion(Note 8)     31,895           -
Notes payable-current portion (Note 7)     80,542        100,000
                                      -----------     ----------
  Total Current Liabilities               377,281        361,867
                                      -----------     ----------
LONG-TERM DEBT

Leases payable (Note 8)                    32,445           -
Notes payable-related party (Note 10)      35,530           -
Notes payable                              38,461           -
                                      -----------     ----------
  Total Long-Term Debt                    106,436           -
                                      -----------     ----------
  Total Liabilities                       483,717        361,867

MINORITY INTEREST IN
 CONSOLIDATED SUBSIDIARIES                 29,685         30,741

COMMITMENTS AND CONTINGENCIES
  (Notes 11, 12, and 13)                     -              -
                                      -----------     ----------
STOCKHOLDERS' EQUITY

 Common stock, $.01 par value;
  30,000,000 shares authorized,
  23,804,671 and 22,157,921 shares
  issued and outstanding, respectively    260,811        238,047

 Additional paid-in capital            19,673,873     17,045,090
 Accumulated deficit                  (10,654,508)    (8,994,025)
 Receivable related to sale
  of common stock                         (23,250)       (23,250)
                                      -----------     ----------
   Total Stockholders' Equity           9,256,926      8,265,862
                                      -----------     ----------
TOTAL LIABILITIES AND
 STOCKHOLDERS' EQUITY                 $ 9,770,326     $8,658,470
                                      ===========     ===========

The accompanying notes are an integral part of these consolidated financial statements.


                                  F-5
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                CENTURION MINES CORPORATION AND SUBSIDIARIES
                   Consolidated Statements of Operations

                              For the Years Ended September 30,
                        --------------------------------------------
                             1996           1995            1994

REVENUES
Operating revenue       $       -        $      -         $     -
                        ------------    ------------    ------------
  Total Revenues                -               -               -
                        ------------    ------------    ------------
OPERATING COSTS
General and
 administrative            1,829,076       1,737,027       2,079,381
General and
 administrative
 - related party
 (Note 10)                    57,375          39,849         262,333
Mineral leases               266,152         204,821         138,761
Depreciation and
 amortization                136,282         106,328          38,823
                        ------------    ------------    ------------
   Total Operating Costs   2,288,885       2,088,025       2,519,298
                        ------------    ------------    ------------
LOSS FROM OPERATIONS      (2,288,885)     (2,088,025)     (2,519,298)
                        ------------    ------------    ------------
OTHER INCOME (EXPENSE)
 Interest and
  other income               155,946          29,956          48,856
 Interest expense            (11,013)         (2,501)           (980)
 Loss from dilution
  of equity investment
  in subsidiary                 -               -            (40,877)
 Loss on investments
  accounted for under
  the equity method             -           (686,809)           -
 Gain (Loss) from
  disposition of assets      482,413        (154,431)           -
                        ------------    ------------    ------------
   Total Other Income
    (Expense)                627,346        (813,785)          6,999
                        ------------    ------------    ------------

NET INCOME (LOSS) BEFORE
 MINORITY INTERESTS       (1,661,539)     (2,901,810)     (2,512,299)

MINORITY INTERESTS IN
 LOSS OF CONSOLIDATED
 SUBSIDIARIES                  1,056         266,155         139,509
                        ------------    ------------    ------------

NET INCOME(LOSS)        $ (1,660,483)   $ (2,635,655)   $ (2,372,790)
                        ============    ============    ============

NET INCOME (LOSS)
PER COMMON SHARE        $       (.07)   $       (.11)   $       (.12)
                        ============    ============    ============
WEIGHTED AVERAGE
COMMON SHARES
OUTSTANDING               24,599,843      23,266,388      20,480,292
                        ============    ============    ============


The accompanying notes are an integral part of these consolidated financial statements.

                                  F-6
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                CENTURION MINES CORPORATION AND SUBSIDIARIES
               Consolidated Statements of Stockholders' Equity

                   Common Stock                                         Receivable
                   _______________________  Additional                  Related to
                   Number                   Paid-in      Accumulated    Sale of
                   of  Shares       Amount  Capital      Deficit        Common Stock
                   ___________  ___________ ____________ ____________   ____________

Balance, 9/30/93   19,088,637    $190,887   $7,646,632   $(3,985,580)   $ (23,250)

Issuance of shares
 to employees,
 officers and
 consultants for
 services at prices
 ranging from $1.42
 to $3.94 per share   118,350      1,183      327,476           -          -

Issuance of shares
 for directors fees
 at prices ranging
 from $1.63 to
 $4.13 per share       40,000        400       92,787           -          -

Issuance of shares
 for cash at prices
 ranging from $.50
 to $2.75 per share  2,641,000    26,410    5,058,600           -        (300,000)

Issuance of shares
 for purchase of
 mineral properties
 at prices ranging
 from $2.40 to $4.50
 per share            120,600      1,206      452,890           -          -

Issuance of shares
 for payment of a
 note at $2.34 per
 share                 8,534          85       19,915           -          -

Issuance of shares
 for the purchase
 of equity
 investments at
 prices ranging
 from $2.02 to
 $4.38 per share     140,800       1,408      802,048           -          -

Net loss for the
 year ended 9/30/94      -           -            -       (2,372,790)      -

Balance, 9/30/94  22,157,921     $221,579  $14,400,348   $(6,358,370)    $(323,250)

                                  F-7
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                 CENTURION MINES CORPORATION AND SUBSIDIARIES
                Consolidated Statements of Stockholders' Equity

                   Common Stock                                         Receivable
                   _______________________  Additional                  Related to
                   Number                   Paid-in      Accumulated    Sale of
                   of  Shares       Amount  Capital      Deficit        Common Stock
                   ___________ ___________  ____________ ____________  ____________
Balance, 9/30/94   22,157,921    $221,579   $14,400,348  $(6,358,370)  $(323,250)
Issuance of shares
 to employees,
 officers and
 consultants for
 services at prices
 ranging from $1.25
 to $2.25 per share   280,750       2,808       689,002         -           -

Issuance of shares
 for directors fees
 at prices ranging
 from $1.25 to
 $2.13 per share      143,000       1,430       201,870         -          -

Issuance of shares for
 cash at prices rang-
 ing from $1.07 to
 $1.62 per share    1,110,000      11,100     1,555,900          -          -

Issuance of shares
 in lieu of
 outstanding debt
 at prices ranging
 from $1.53 to $1.72
 per share              8,000          80        12,970          -          -

Issuance of shares
 for the purchase of
 equity investments
 at $1.77 per share   105,000       1,050       185,000          -          -

Stock subscription
 received                -           -             -             -       300,000

Net loss for the year
 ended 9/30/95           -           -             -       (2,635,655)      -

Balance, 9/30/95   23,804,671    $238,047   $17,045,090   $(8,994,025) $ (23,250)

                                   F-8
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                 CENTURION MINES CORPORATION AND SUBSIDIARIES
                Consolidated Statements of Stockholders' Equity

                   Common Stock                                         Receivable
                   _______________________  Additional                  Related to
                   Number                   Paid-in      Accumulated    Sale of
                   of  Shares       Amount  Capital      Deficit        Common Stock
                   ___________ ___________  ____________ ____________  ____________
Balance, 9/30/95   23,804,671    $238,047   $17,045,090   $(8,994,025) $ (23,250)
Issuance of shares
 to employees,
 officers and
 consultants for
 services at prices
 ranging from $1.00
 to $1.87 per share   311,250       3,112       440,874          -          -

Issuance of shares
 for directors fees
 at prices ranging
 from $1.21 to
 $1.84 per share      245,000       2,450       339,525          -          -

Issuance of shares for
 cash at prices rang-
 ing from $0.66 to
 $1.50 per share    1,538,656      15,387     1,562,879          -          -

Issuance of shares
 in lieu of
 outstanding debt
 at prices ranging
 from $1.25 to $1.87
 per share             25,000         250        38,510          -          -

Issuance of shares
 for the purchase of
 property at prices
 ranging from $1.31
 to $1.84 per share   156,500       1,565       246,995          -          -

Net loss for the year
 ended 9/30/96           -           -             -       (1,660,483)      -

Balance, 9/30/96   26,081,077    $260,811   $19,673,873  $(10,654,508) $ (23,250)

                                   F-9
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CENTURION MINES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                        For the Years Ended September 30,
                                        1996            1995            1994
                                        ______________  ______________  ______________
CASH FLOWS FROM OPERATING ACTIVITIES

  Net income (loss)                     $  (1,660,483)  $ (2,635,655)   $ (2,372,790)
  Adjustments to reconcile net income
   (loss) to net cash used in operating
   activities:
    Compensation and other expenses paid
     through issuance of common stock         443,986        691,810         328,659
    Issuance of common stock to directors
     for compensation                         341,975        203,300          93,187
    Gain on disposition of assets              (6,799)          -               -
    Depreciation and amortization             136,282        106,328          38,823
    Minority interests                         (1,056)      (266,155)        112,744
  Changes in assets and liabilities net of
     effect of acquisitions:
      Accounts receivable                        -            (5,000)        145,763
      Accounts receivable - related parties   168,997       (114,771)        (64,381)
      Marketable securities                  (150,000)          -               -
      Prepaid mining leases                    13,169          9,927         (19,229)
      Other assets                             (5,300)         5,156          49,142
      Accounts payable and related
       party payables                         163,479        125,002         (95,733)
      Accrued expenses                         33,769       (106,232)        118,050

       Net Cash Used By
         Operating Activities                (521,981)    (1,986,290)     (1,665,765)

CASH FLOWS FROM INVESTING ACTIVITIES

  Purchase of property and equipment         (250,551)      (266,556)       (217,903)
  Acquisition and exploration of
   mineral properties                        (506,262)      (307,220)     (1,555,156)
  Cash paid for equity investments, net of
   cash acquired                                 -              -           (914,649)

     Net Cash Used by
       Investing Activities                 $(756,813)     $(573,776)    $(2,687,708)

                                   F-10
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	CENTURION MINES CORPORATION AND SUBSIDIARIES
	Consolidated Statements of Cash Flows (Continued)

                                        For the Years Ended September 30,
                                        1996            1995            1994
                                        ______________  ______________  ______________
CASH FLOWS FROM FINANCING ACTIVITIES

  Issuance of common stock for cash     $   1,578,266    $ 1,867,000     $ 4,785,010
  Payments on leases payable                  (14,394)          -               -
  Payments on notes payable                  (142,193)          -               -
  Advances from shareholder                     5,961         33,400           9,490
  Payments to shareholder                     (32,800)       (32,850)         (6,667)

     Net Cash Provided by
      Financing Activities                  1,394,840      1,867,550       4,787,833

NET INCREASE (DECREASE) IN CASH               116,046       (692,516)        434,360

CASH, BEGINNING OF YEAR                        17,510        710,026         275,666

CASH, END OF YEAR                       $     133,556    $    17,510     $   710,026


SUPPLEMENTAL DISCLOSURES OF CASH
FLOW INFORMATION:

  Cash paid during the year for:
    Income taxes                         $        600    $       700     $       800
    Interest                             $     11,013    $     2,248     $       980


SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:

During the year ended September 30, 1996, Centurion issued 25,000 shares of common stock valued at $38,760 in lieu of cash payments for outstanding debt. Centurion also issued 156,500 shares of common stock for the acquisition of mineral properties and field equipment valued at $248,560.

During the year ended September 30, 1996, Centurion acquired mineral properties valued at $161,196 and property and equipment valued at $78,734 through the issuance of promissory notes and lease agreements (See Notes 7 and 8).

During the year ended September 30, 1995, Centurion issued 8,000 shares of common stock valued at $13,050 in lieu of cash payments for outstanding debt. Centurion also issued 105,000 shares of common stock valued at $186,050 for equity positions in subsidiaries.

During the year ended September 30, 1994, Centurion issued 120,600 shares of common stock valued at $454,096 for the acquisition of mineral properties. Centurion also issued 8,534 shares of common stock valued at $20,000 in lieu of a cash payment on a note owed for the acquisition of mineral properties. In addition, Centurion issued 140,800 shares of common stock valued at $803,456 for equity positions in subsidiaries.


     The accompanying notes are an integral part of these consolidated financial statements.

                                F-11
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        CENTURION MINES CORPORATION AND SUBSIDIARIES
       Notes to the Consolidated Financial Statements
                 September 30, 1996 and 1995

NOTE  1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

       Centurion Mines Corporation (" Centurion") was incorporated on June 21, 1984 under the laws of the State of Utah. Centurion and its subsidiaries (collectively the "Company") operate as a mineral resource company actively engaged in the acquisition and exploration of mineral properties containing gold, silver, copper and other metals. The Company conducts its business as a "junior" natural resource company, meaning that it intends to receive income from property sales or joint ventures with larger companies.

       A majority of the $8,849,485 of mineral properties included in the accompanying consolidated balance sheet as of September 30, 1996 is related to exploration properties. The Company has not determined whether the exploration properties contain ore reserves that are economically recoverable. The ultimate realization of the Company's investment in exploration properties is dependant upon the success of future property sales, the existence of economically recoverable reserves, the ability of the Company to obtain financing or make other arrangements for development and upon future profitable production. The ultimate realization of the Company's investment in exploration properties cannot be determined at this time and, accordingly, no provision for any asset impairment that may result, in the event the Company is not successful in developing or selling these properties, has been made in the accompanying consolidated financial statements.

       The Company has incurred operating losses from inception to date and as of September 30, 1996 has an accumulated deficit of $10,654,508. During the year ended September 30, 1996, the Company's operations used $521,981 of cash and the Company used $756,813 of cash in investing activities. The Company's cash was provided from the sale of 1,538,656 shares of common stock for $1,578,266. Management expects that the Company's cash expenditures for the fiscal year ended September 30, 1997 will consist of the following: $900,000 for exploration activities, $750,000 for production related activities, $100,000 for acquisition of mineral properties, $220,000 for property lease payments, and $1,200,000 for general and administrative expenses. Management also expects that the Company's cash receipts for the fiscal year ended September 30, 1997 will consist of the following: $150,000 from the sale of properties, $1,820,000 of production income, $1,000,000 from the partial liquidation of Centurion's ownership in Royal Silver Mines, Inc. stock, and $200,000 from joint venture
       partners.   In addition 1) at September 30, 1996, the Company
       had a positive working capital of $16,695; 2) the Company is currently negotiating to sell additional properties and contemplates financing further exploration of its mineral properties through joint venture arrangements. However, if the Company is not successful in raising additional equity capital, is not able to sell some of its mineral properties, or is not able to negotiate joint venture arrangements, the Company will reduce the level of expenditures to match its cash flow position.

        CENTURION MINES CORPORATION AND SUBSIDIARIES
       Notes to the Consolidated Financial Statements
                 September 30, 1996 and 1995

NOTE  2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       The accompanying consolidated financial statements include the accounts of Centurion and its subsidiaries, Centurion Exploration Incorporated ("CEI"), Dotson Exploration Company ("DEC") and Mazama Gold Corporation ("Mazama"), wholly-owned subsidiaries; Mammoth Mining Company ("MMC") , an 81.8 percent-owned subsidiary; The Gold Chain Mining Company ("GCMN"), a 61.1 percent-owned subsidiary; and Tintic Coalition Mines Corporation ("TCM"), an 80 percent-owned subsidiary. All significant intercompany transactions and accounts have been eliminated in consolidation. Centurion acquired its interests in MMC, GCMN, and DEC during the year ended September 30, 1994. Centurion acquired its interests in CEI and TCM during the year ended September 30, 1993. The interest in Mazama was acquired during the year ended September 30, 1992 (See Note 5).

       a.  Accounting Method

       The Company's financial statements are prepared using the accrual method of accounting. The Company has elected a September 30 year end.

       b.  Cash and Cash Equivalents

       The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

       c.  Mineral Properties

       Costs of acquiring, exploring and developing mineral properties are capitalized by project area. Costs to maintain the mining mineral rights and leases are expensed as incurred. When a property reaches the production stage, the related capitalized costs will be amortized, using the units of production method on the basis of periodic estimates of ore reserves. Mineral properties are assessed at least annually to determine if a property has been disproved or should be abandoned based on other economic factors. The assessment is based on the Company's evaluation of the geological information gathered on the property and management's evaluation of the property's future expectation of profitability. Should a property be disproved or abandoned, its capitalized costs are charged to operations. The Company charges to operations the allocable portion of capitalized costs attributable to properties sold. Capitalized costs are allocated to properties sold based on the proportion of claims sold to the remaining claims within the project area.

       d.  Property and Equipment

       Property and equipment are recorded at cost. Major additions and improvements are capitalized, while minor replacements, maintenance and repairs that do not increase the useful life of the assets are expensed as incurred.

        CENTURION MINES CORPORATION AND SUBSIDIARIES
       Notes to the Consolidated Financial Statements
                 September 30, 1996 and 1995

NOTE  2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES(Continued)

       d.  Property and Equipment (Continued)

       Depreciation of property and equipment is determined using the straight-line method over the expected useful lives of the assets as follows:

              Description                         Useful Lives
              Furniture and equipment                 5 years
              Field equipment                         5 years
              Leasehold improvements              Life of lease
              Vehicles                                5 years

       Depreciation expense for the years ended September 30, 1996, 1995 and 1994 was $136,282, $106,328 and $38,823,
       respectively.

       e.  Capitalized Interest

       Interest costs that relate to the acquisition and development of mining properties that are not in production are capitalized. Interest costs related to operations are expensed as incurred. During the years ended September 30, 1996, 1995, and 1994, the Company capitalized $0, $0 and $0, respectively, of interest costs to mineral properties and expensed $11,013, $2,501, and $980, respectively.

       f.  Reclassification

       Certain reclassifications have been made to the September 30, 1994 and 1995 consolidated financial statements in order to conform to the September 30, 1996 presentation.

       g.  Net Income (Loss) Per Common Share

       Net income (loss) per common share has been calculated based on the weighted average number of shares of common stock outstanding during the period. Common stock options and other common stock equivalents were excluded from the calculation of the weighted average number of shares outstanding for the years ended September 30, 1996, 1995 and 1994 since they were antidilutive. No material dilution resulted from common stock equivalents outstanding for the year ended September 30, 1996.

       h.  Estimates

       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        CENTURION MINES CORPORATION AND SUBSIDIARIES
       Notes to the Consolidated Financial Statements
                 September 30, 1996 and 1995

NOTE  2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES(Continued)

       i.  Recently Issued Accounting Standards

       In March 1995, the Financial Accounting Standards Board issued a new statement titled "Accounting for Impairment of Long-Lived Assets." This new standard is effective for years beginning after December 15, 1995 and would change the company's method of determining impairment of long-lived assets. Although the Company has not performed a detailed analysis of the impact of this new standard on the Company's financial statements, the Company does not believe that adoption of the new standard will have a material effect on the financial statements.

       In October 1995, the Financial Accounting Standards Board issued a new statement titled "Accounting for Stock-Based Compensation" (FAS 123). The new statement is effective for fiscal years beginning after December 15, 1995. FAS 123 encourages, but does not require, companies to recognize compensation expense for grants of stock, stock options, and other equity instruments to employees based on fair value. Companies that do not adopt the fair value accounting rules must disclose the impact of adopting the new method in the notes to the financial statements. Transactions in equity instruments with non-employees for goods or services must be accounted for on the fair value method. Although the Company has not performed a detailed analysis of the impact of this new standard on the Company's financial statements, the Company does not believe that adoption of the new standard will have a material effect on the financial statements.

NOTE  3 - MINERAL PROPERTIES

       The following summarizes the Company's investments in significant mineral properties as of September 30, 1996 and 1995 and briefly describes the properties and activity related to each property.

                                        1996            1995
         Utah Gold Belt Properties      $  254,002      $  253,377
         Tintic Districts                6,659,089       6,128,745
         Kings Canyon Project              234,034         130,605
         Dotson Property                 1,008,693         767,698
         Other                             693,667         693,667

                                        $8,849,485      $7,974,092

       CENTURION MINES CORPORATION AND SUBSIDIARIES
       Notes to the Consolidated Financial Statements
                 September 30, 1996 and 1995

NOTE  3 - MINERAL PROPERTIES (Continued)

       a.  Utah Gold Belt Properties

       The Utah Gold Belt is a major mineralized structural zone in the Oquirrh Mountain range situated on the west side of the Salt Lake Valley which has been a major producer of copper, gold, and silver. The Company has mineral rights to approximately 33 acres of land. During the fiscal year ended September 30, 1992, the Company sold a portion of its Utah Gold Belt properties to Kennecott Utah Copper Corporation ("Kennecott Copper") and retained mineral royalties on the properties ranging from 2.5 to 5 percent. One of the properties sold to Kennecott Copper, known as Barney's Canyon South, is currently under development by Kennecott Copper.

       The Company's investment in these properties decreased during the year ended September 30, 1995 since the Company's ownership interest in Royal Silver Mines, Inc. decreased to 21% at September 30, 1995 causing it to no longer be a consolidated subsidiary of the Company (See Note 5). Royal Silver Mines, Inc. holds properties at the Utah Gold Belt.

       During the years ended September 30, 1996, 1995 and 1994, the Company expended $625, $581 and $6,672, respectively, on exploration of these properties.

       b.  Tintic Districts

       The Main Tintic project covers approximately 14,756 acres of land which are held in a combination of forms, including private mining leases, state mineral leases, patented and unpatented mining claims situated approximately 70 miles southwest of Salt Lake City, Utah. The area includes various historic mines which produced large amounts of gold, silver and other metals. The project area contains several zones of known gold mineralization that were not explored or developed by the early miners. Centurion's current targets on the Main Tintic project include breccia-pipe deposits of gold, silver, and copper.

       During the years ended September 30, 1996, 1995 and 1994, the Company expended $292,023, $542,802 and $2,768,482, respectively, on exploration and development of these properties. The Company expended $238,321, $32,100 and
       $358,610 on acquisition of additional properties in the Tintic Districts during fiscal years 1996, 1995 and 1994, respectively.

       c.  Kings Canyon Project

       The Kings Canyon project includes approximately 45,795 acres of unpatented lode mining claims and state mineral leases situated in the Confusion Mountain Range of West-Central Utah, about 60 miles west of Delta, Utah. This project represents a newly discovered district of precious metal mineralization, with evidence for economic gold deposits over a 50 square mile area. Exploration efforts to date have delineated a substantial gold resource.

       CENTURION MINES CORPORATION AND SUBSIDIARIES
       Notes to the Consolidated Financial Statements
                 September 30, 1996 and 1995

NOTE  3 - MINERAL PROPERTIES (Continued)

       c.  Kings Canyon Project (Continued)

       Future production royalties on approximately 75 percent of the acreage will be four percent of gold and silver taken in kind and four percent of net smelter returns on all other metals. On the remaining acreage the Company will receive production royalties ranging from one to four percent.

       During the years ended September 30, 1996, 1995 and 1994, the Company expended $103,429, $39,186 and $33,119, respectively, on exploration related to the project.

       d.  Dotson Property

       The Dotson property consists of approximately 8,700 acres of patented and unpatented mining claims in Millard County, Utah. The claims have proven copper deposits.

       During the years ended September 30, 1996, 1995, and 1994, the Company expended $240,995, $452,773 and $267,377, respectively, on exploration of these claims.

NOTE  4 - JOINT VENTURE AGREEMENTS

       On July 16, 1996, Centurion entered into a joint venture agreement with BHP Minerals, a unit of The Broken Hill
       Proprietary Company, Ltd., on the "Little Bingham" copper/gold mining property located approximately 70 miles southwest of Salt Lake City, Utah.

       The joint venture will include 12,000 acres, and will be directed towards exploration for a large commercial porphyry type copper/gold deposit. Under the terms of the joint venture, BHP will have the option to earn a 75% interest in the project by paying all costs through a positive production feasibility study with periodic cash payments to Centurion. After earn-in, Centurion can maintain a working interest by paying 25% of all costs or may convert to a 15% net profits royalty interest with all costs being paid by BHP.

NOTE  5 - INVESTMENTS IN SUBSIDIARIES AND OTHER MINING COMPANIES

       The following describes the specific transactions and activity related to each of the consolidated subsidiaries as of September 30, 1996 and 1995.

       CENTURION MINES CORPORATION AND SUBSIDIARIES
       Notes to the Consolidated Financial Statements
                 September 30, 1996 and 1995

NOTE  5 - INVESTMENTS IN SUBSIDIARIES AND OTHER MINING COMPANIES
        (Continued)

       a.  Mazama Gold Corporation.
       Mazama was incorporated on June 4, 1991 for the purpose of acquiring, exploring and developing mineral properties in the Okanogan, Washington area. The original capital investment of $1,000 was provided by Dr. Spenst Hansen and the original 1,000 shares of stock were issued to him. During fiscal years 1991 and 1992, Centurion loaned funds to Mazama to finance its acquisition and exploration of mineral properties in Washington. As of September 30, 1992, Centurion had loaned $150,603 to Mazama. Effective September 30, 1992, Centurion converted $150,000 of its loan to Mazama to a 99.3 percent equity investment. The acquisition was accounted for as a purchase and the financial statements of Mazama have been included in the accompanying consolidated financial statements since the acquisition date. The purchase price has been allocated to the assets of Mazama based on their historical net book value. Dr. Hansen's original intent was to incorporate Mazama on behalf of Centurion.
       Therefore, to complete the organization of Mazama as a 100 percent owned subsidiary of Centurion, during October 1992, Dr. Hansen assigned to Centurion the Mazama shares originally issued in his name for reimbursement of the original capital investment of $1,000. The Company is currently inactive.

       b.  Tintic Coalition Mines Corporation.
       TCM was incorporated on April 27, 1993 for the purpose of acquiring, exploring and developing mineral properties in the southern portion of the Tintic Mining District. The original capital investment of $1,020 was principally provided by Dr. Spenst Hansen and 102,000 shares of stock were issued.

       During April 1993, Centurion acquired a partial interest in 680 acres of mineral property by issuing 25,000 shares of common stock, valued at $25,000, and paying $14,965 in cash. On May 12, 1993, Centurion exchanged its interest in the mineral property for 3,996,450 shares of common stock of TCM. Also, on May 12, 1993, TCM agreed to exchange 1,000,000 shares of its common stock for the remaining interest in the 680 acres of mineral property.

       On June 23, 1993, Centurion acquired an additional 411,550 shares of TCM's common stock for $8,231 in cash to increase Centurion's ownership interest in TCM to 80 percent. The 411,550 shares were acquired at an increased price because TCM now owned property. In addition, the Company incurred direct costs of $2,505 in connection with these transactions which have been included in Centurion's investment in TCM.

       c.  Mammoth Mining Company and its Subsidiary.
       In May of 1994, Centurion purchased Jefferson Pacific Corp.
       (JPC), which owned 58.6 percent of Mammoth Mining Company. In the following months, Centurion purchased additional shares of MMC from its shareholders, bringing Centurion's ownership of MMC to 81.8 percent.

       CENTURION MINES CORPORATION AND SUBSIDIARIES
       Notes to the Consolidated Financial Statements
                 September 30, 1996 and 1995

NOTE  5 - INVESTMENTS IN SUBSIDIARIES AND OTHER MINING COMPANIES
          (Continued)

       c.  Mammoth Mining Company and its Subsidiary (Continued).
       MMC has land and lease ownership in the Tintic Mining
       District. It also has a 61.1 percent ownership in a separate subsidiary company, The Gold Chain Mining Company. The Gold Chain Mining Company is currently inactive.

       d.  Dotson Exploration Company.
       On February 9, 1994, Centurion entered into an agreement to purchase 41,000 shares of Dotson Exploration Company, (DEC), from Mark Dotson, the sole shareholder, for $350,000. These shares gave Centurion 51 percent ownership of DEC. According to the original agreement, Centurion was given the ability to convert dollars spent on the development of DEC properties and leases at a rate of $12 for each share. By September 30, 1994, DEC had issued an additional 32,667 shares of its stock, giving Centurion a total of 64.8 percent ownership in DEC. During the year ended September 30, 1995, Centurion issued 105,000 shares of common stock at $1.77 per share to acquire the remaining outstanding shares of DEC making it a 100 percent owned subsidiary of Centurion at September 30, 1995 and 1996.

       Dotson Exploration Company has land and lease ownership in the Milford, Utah Mining District. Exploration activities by
       Centurion on these properties have confirmed the appearance of copper ore reserves.

       e. Centurion Exploration Incorporated.
       On July 15, 1993, Centurion formed CEI as a wholly-owned subsidiary for the purpose of participating in a joint venture agreement with Kennecott. Centurion transferred certain mineral properties to CEI at its historical cost basis. The corporation now provides personnel to the Company (other than management personnel).

NOTE 6 -      MARKETABLE SECURITIES

       The Company currently owns 1,572,767 shares of Royal Silver Mines, Inc. common stock, a related company, which is approximately 15% of the total outstanding shares at September 30, 1996. 100,000 shares of the total amount owned were purchased on July 12, 1996 at a cost of $150,000. The Company carries these marketable securities at the lower of cost or market value of $150,000 and $0 at September 30, 1996 and 1995, respectively. The Company also received $50,000 from Royal Silver Mines, Inc. during the year ended September 30, 1996 which granted Royal a two-year option to repurchase up to 800,000 of their shares at a price equal to $1.75 per share. This $50,000 has been recorded in the accompanying consolidated financial statements as other income. Royal had not exercised any of this option at September 30, 1996.

       CENTURION MINES CORPORATION AND SUBSIDIARIES
       Notes to the Consolidated Financial Statements
                 September 30, 1996 and 1995

NOTE 7 -  NOTES PAYABLE

       Notes payable consisted of the following at September 30, 1996 and 1995:

                                                     September 30,
                                                1996            1995
                                                ---------       ----------
Purchase note payable for patented mining
 claims in the Beaver Lake Mining District,
 non-interest bearing, payable in $25,000
 quarterly increments.                          $   -           $  100,000


Purchase note payable for patented mining
 claims in the Bradshaw Mining District,
 non-interest bearing, payable in $40,000
 worth of free-trading Centurion stock in
 semi-annual increments.                          111,003             -

Purchase note payable for patented mining
 claims in the Chrysocolla Mining District,
 non-interest bearing, payable in $8,000
 annual increments.                                 8,000             -
                                                ---------       ----------
      Total Notes Payable                         119,003          100,000

      Less:  Current Portion                      (80,542)        (100,000)
                                                ---------       ----------
      Long-Term Notes Payable                   $  38,461       $     -
                                                =========       ===========
Maturities of long-term debt are as follows:

       Year Ending
      September 30,                                Amount
      -------------------------                 ---------
           1997                                 $  80,542
           1998                                    38,461
           1999                                      -
           2000                                      -
           2001 and thereafter                       -
                                                ---------
           Total                                $ 119,003
                                                =========
NOTE 8 -      LEASES PAYABLE

       The Company leases certain equipment and vehicles. Obligations under these capital leases have been recorded in the accompanying consolidated financial statements at the present value of future minimum lease payments. The capitalized cost of $84,620 less accumulated depreciation of $12,415 is included in property and equipment in the accompanying consolidated financial statements. Depreciation expense for these assets for the years ended September 30, 1996, 1995 and 1994 was $12,415, $0 and $0, respectively.

        CENTURION MINES CORPORATION AND SUBSIDIARIES
       Notes to the Consolidated Financial Statements
                 September 30, 1996 and 1995

NOTE 8 -   LEASES PAYABLE (Continued)

       Leases payable consisted of the following at September 30,
       1996 and 1995:
                                                     September 30,
                                                1996            1995
                                                ---------       ----------
Lease payable to a leasing company,
 secured by property, interest at 11.5%,
 payable in monthly installments of $462,
 final payment due July, 2001                   $20,499         $    -

Lease payable to a leasing company,
 secured by property, non-interest bearing,
 payable in monthly installments of $626,
 final payment due February, 1997                 3,759              -

Lease payable to a leasing company,
 secured by automobile, interest at 11.5%,
 payable in monthly installments of $379,
 final payment due April, 1998                    6,653              -

Lease payable to a leasing company,
 secured by automobile, interest at 11.0%,
 payable in monthly installments of $470,
 final payment due June, 1998                     8,893              -

 Lease payable to a leasing company,
 secured by automobile, interest at 11.0%
 payable in monthly installments of $1,485
 final payment due March, 1998                   24,536              -
                                                -------         ---------

       Total Leases Payable                      64,340              -

       Less: Current Portion                    (31,895)             -
                                                -------         ----------
       Long-Term Leases Payable                 $32,445         $    -

        CENTURION MINES CORPORATION AND SUBSIDIARIES
       Notes to the Consolidated Financial Statements
                 September 30, 1996 and 1995

NOTE 8 -      LEASES PAYABLE (Continued)

       The future minimum lease payments under these capital leases and the net present value of the future minimum lease payments are as follows:

            Year Ending
            September 30,                          Amount
            ---------------------               -----------
             1997                               $    37,307
             1998                                    21,336
             1999                                     5,548
             2000                                     5,548
             2001 and thereafter                      4,623
                                                -----------
        Total future minimum lease payments          74,362

        Less, amount representing interest          (10,022)
                                                -----------
       Present value of future minimum
       lease payments                           $    64,340
                                                ===========
NOTE  9 - INCOME TAXES

       As of September 30, 1996, the Company had net operating loss carryforwards available to offset future taxable income of approximately $10,000,000. For federal income tax purposes, only a portion of the tax net operating loss can be utilized in any given year if the company which generated the loss has had a more than 50 percent change in ownership or if such a change occurs in the future as defined in the Internal Revenue Code.

       The following summarizes the periods for which the net operating loss carryforwards will be available.

        Expiration Date
        ---------------
        2000                    $     63,000
        2001                         154,000
        2002                         213,000
        2003                         378,000
        2004                         495,000
        2005                         781,000
        2006                         549,000
        2007                       1,146,000
        2008                       2,021,000
        2009                       2,600,000
        2010                       1,700,000
                                ------------

                                $ 10,100,000
                                ============

       CENTURION MINES CORPORATION AND SUBSIDIARIES
       Notes to the Consolidated Financial Statements
                 September 30, 1996 and 1995

NOTE 10 - RELATED PARTY TRANSACTIONS

       The Company paid compensation to officers, directors and others by issuing, on certain occasions, restricted shares of its common stock. The value of the restricted shares issued as compensation has been recorded at 67 percent of the quoted market value of the trading common stock on the date the shares were issued.

       Officers and directors of the Company were issued common stock for compensation as follows:

                                              Year Ended September 30,
                                        1996         1995         1994
                                        ----------   ----------   ---------
       Compensation
       ------------
       Value of common shares issued    $ 341,975    $  203,300   $ 129,811
                                        =========    ==========   =========
       Number of shares issued            245,000       143,000      54,750
                                        =========    ==========   =========

       The Company has rented certain geological equipment from a sole proprietorship owned and operated by an officer, director and principal shareholder of the Company. The equipment was rented on a day-to-day basis. Payment for the use of the equipment was made with cash and stock as described above and amounted to $0, $0 and $24,218 during the years ended September 30, 1996, 1995 and 1994, respectively.

       A corporation that is owned by an officer, director and principal shareholder of the Company provided personnel to the Company (other than management personnel) up through September 30, 1994. Total cash and stock payments to this corporation were $0, $0 and $238,115 during the years ended September 30, 1996, 1995 and 1994, respectively.

       The Company made non-interest bearing advances to shareholders and companies whose shareholders and officers are also shareholders and officers of the Company. As of September 30, 1996, and 1995, $28,842 and $197,839, respectively, was due to the Company as a result of these advances.

       The Company, also has received advances from an officer, director, and principal shareholder of the Company in order to pay minimal operating expenses. As of September 30, 1996 and 1995, $6,561 and $33,400, respectively, was due from the Company as a result of these advances. As of September 30, 1996 and 1995, $6,074 and $0, respectively, was due to other related parties as a result of operating expense advances.

       During September 1996, the Company signed a promissory note to a related company for $35,530. The note bears interest at 8% and matures during October, 1997.

       During the year ended September 30, 1996, the Company issued 1,171,959 shares of its common stock to related parties for $1,099,996 in cash.

       CENTURION MINES CORPORATION AND SUBSIDIARIES
       Notes to the Consolidated Financial Statements
                 September 30, 1996 and 1995

NOTE 11 - COMMITMENTS AND CONTINGENCIES

       a.  Cancelable Mineral Leases and Royalty Agreements

       The Company has entered into various cancelable mining leases and royalty agreements as a lessee. Future minimum lease and royalty payments under the Company's current agreements will be approximately $250,000 annually. In addition to the lease payments required above, certain leases also have minimum work requirements of approximately $150,000 each year. Certain leases also have provisions allowing the Company to purchase all rights to the properties thereby reducing future commitments for royalty payments.

       The leases have original terms of 3 to 20 years and are cancelable at the Company's option at any time, which would terminate any future lease payments or work commitments. The lease agreements also provide that the lease will remain in effect as long as exploration or development is being conducted with reasonable diligence or production continues in commercial quantities. Most of the above agreements also have provisions for additional royalty payments based on "net smelter returns" or gross revenues from mineral sales. These royalties range from 2 to 8 percent and are applicable only after production and sales have begun. Minimum annual royalty payments previously paid will be deducted from the additional royalty payments.

       b.  Noncancelable Operating Leases

       The Company occupies its facilities and uses certain other equipment under noncancelable operating leases and monthly rentals. These leases expire during fiscal years 1997 through 1998. Minimum future rentals to be paid under these arrangements will amount to approximately $130,860 for leases and $4,200 for rentals for the year ending September 30, 1997. Rent expense for the years ended September 30, 1996, 1995 and 1994 was approximately $76,600, $45,500 and $54,000, respectively.

       c.  Consulting Agreement
       Centurion has entered into an agreement with a consultant whereby Centurion has agreed to pay a base annual salary of $75,000, plus certain benefits, for assistance with investor relations and business development. The consultant previously served as an officer of Centurion and is currently an officer of Tintic Coalition. Centurion's Board of Directors may also authorize bonuses on an ad hoc basis. In the event of termination, other than for cause, within specified periods before and after a change in control, as defined in the agreement, Centurion will pay a lump sum severance benefit equal to three times the base salary. The consultant has agreed to accept shares of Centurion's common stock in lieu of cash payments, or to accrue his compensation under the agreement if Centurion's cash position is not sufficient to provide for the payments. This consulting agreement expires September 30, 1998.

       CENTURION MINES CORPORATION AND SUBSIDIARIES
       Notes to the Consolidated Financial Statements
                 September 30, 1996 and 1995

NOTE 11 - COMMITMENTS AND CONTINGENCIES (Continued)

       d.  Pending Litigation

       The Company is listed as the defendant in a case brought in the District Court of the Third Judicial District in Tooele County for an alleged breach of contract on a lease agreement. The Company intends to contest the case vigorously and believes that there is only a very small likelihood of a significant unfavorable outcome. Therefore, no adjustment has been made in the financial statements to reflect the uncertainty.

NOTE 12 - COMMON STOCK AND OPTIONS

       a.  Stock Option and Stock Award Plan

       On April 19, 1991, Centurion's shareholders approved the 1991 Stock Option and Stock Award Plan (the Plan). The purpose of the Plan is to enable Centurion to attract and retain experienced and able directors, officers and employees. The Plan will provide incentives to directors, officers and employees to extend their best efforts for the Company and its shareholders. Under the provisions of the Plan, the Board of Directors may grant incentive stock options or stock awards only to eligible directors, officers or employees. As of September 30, 1996, the shareholders have approved 2,500,000 shares of stock to be issued and administered under the Plan and the Company has filed a Form S-8 registration statement and amendments covering the 2,500,000 shares. As of September 30, 1996, 1,649,997 shares of common stock have been awarded under the Plan.

       b.  Stock Options and Warrants

       Beginning with the quarter ended June 30, 1993 and ending March 31, 1995, Centurion granted options to its directors, certain of its executive officers, and a key consultant to purchase an aggregate of 560,000 shares of common stock at $1.50 per share, the fair market value of the Company's common stock on the grant date. Due to the non-reelection of one of the Company's directors, 20,000 of the options were forfeited during fiscal year 1994. From April 1, 1995 to September 30, 1996, Centurion granted additional options to its directors, certain of its executive officers, and a key consultant to purchase an aggregate of 295,000 shares of common stock on the same terms as the earlier grant of options. As of September 30, 1996, options to purchase 450,000 shares of common stock remained exercisable. The options are exercisable through March 31, 1998, or six months after the option holder ceases to be a director, officer or consultant to the Company. Stock option activity for the years ended September 30, 1994, 1995, and 1996 consisted of the following:

       CENTURION MINES CORPORATION AND SUBSIDIARIES
       Notes to the Consolidated Financial Statements
                 September 30, 1996 and 1995

NOTE 12 - COMMON STOCK AND OPTIONS (Continued)

       b.  Stock Options and Warrants (Continued)

                                                     Number        Price
                                                     of Shares     per Share

  Outstanding at September 30, 1993                   560,000        $1.50
  Exercised during the year                           (25,000)        1.50
  Forfeited during the year                           (20,000)         -

  Outstanding at September 30, 1994                   515,000         1.50
  Exercised during the year                          (210,000)        1.50

  Outstanding at September 30, 1995                   305,000         1.50
  Granted during the year                             295,000         1.50
  Exercised during the year                          (150,000)        1.50

  Outstanding at September 30, 1996                   450,000        $1.50

       During fiscal 1996, Centurion authorized a one-time grant of out-of-the-money options to purchase common stock on the following terms: vesting was conditional upon the stock price achieving an average price of at least 25% over the market price of the stock on the grant date, and maintaining that average price for at least 30 consecutive trading days before the end of fiscal 1996. Upon vesting, the options were to be exercisable at a price of 50% above that on the grant date, and if vested, would be exercisable until September 30, 2000. However, the conditions to vesting were not met during fiscal 1996 and, therefore, these out-of-the-money options did not vest. Consequently, because they could not be exercisable at any time before their expiration date, they were cancelled by board resolution. Subsequent to the end of fiscal 1996, Centurion reauthorized similar out-of-the-money options on the same terms. As of the date of this filing, the conditions to vesting of these re-authorized options had not been met, and none of these options are exercisable (See Note 13).

       c.  Private Placements

       Centurion's Board of Directors has, from time to time, authorized private placements of restricted shares of Centurion's common stock. During fiscal year 1994, Centurion sold 2,641,000 shares of common stock to individual investors for $5,085,010 at prices ranging from $.50 to $2.75 per share. During fiscal year 1995, Centurion sold 1,110,000 shares of common stock to individual investors for $1,567,000 at prices ranging from $1.25 to $1.62 per share. During fiscal year 1996, Centurion sold 1,538,656 shares of common stock to individual investors for $1,215,475 at prices ranging from $0.66 to $1.50 per share.

       CENTURION MINES CORPORATION AND SUBSIDIARIES
       Notes to the Consolidated Financial Statements
                 September 30, 1996 and 1995

NOTE 12 - COMMON STOCK AND OPTIONS (Continued)

       d.  Common Stock Issuances

       During the years ended September 30, 1996, 1995, and 1994, Centurion has issued restricted shares of common stock to employees, officers and consultants for services provided.
       The shares issued have been valued based on other issuances of restricted shares for cash during the periods.

NOTE 13 - SUBSEQUENT EVENTS

       Subsequent to September 30,1996, the following events have occurred.

       1. The Company granted options to purchase 750,000 shares of common stock to its CEO at $1.44, which represents 150% of the closing stock price on the grant date. None of the options will vest until the daily closing price of the Company's common stock maintains an average level of at least $1.20 which represents 125% of the closing stock price on the grant date, for a period of no less than 30 consecutive trading days, to be achieved on or before September 30, 1997. The options are exercisable only upon vesting and expire on September 30, 2001.